Exhibit 10.1

August 30, 2007

Employment Agreement

between

DSP Group Switzerland AG

Binzstrasse 38

8045 Zürich

(the “Company”)

and

Brian Robertson

(the “Employee”)

WHEREAS:

(A)	DSP Group Inc., 3120 Scott Blvd, Santa Clara, CA 95054, USA (“DSP Group Inc.”) is about to enter into a certain Share and Business Sale Agreement (the “Sale Agreement”) with NXP B.V., a limited liability company incorporated under the laws of the Netherlands, having its address at High Tech Campus 60, 5656 AG Eindhoven.

(B)	DSP Group Inc. has agreed under the Sale Agreement to cause the purchase by one of its directly or indirectly wholly-owned affiliates of the entire share capital of the Company as well as certain businesses conducted by the NXP B.V. group of companies.

(C)	The Company wishes to employ the Employee upon consummation of the Sale Agreement and the Employee wishes to work for the Company, all based on the terms and conditions of this Employment Agreement.

BASED ON THE FOREGOING, the parties agree as follows:

1. FUNCTION AND FIELD OF ACTIVITY

The Employee is employed as Vice President & BL Manager Cordless & Internet Protocol Terminals of the Company (the “Employee’s Function”). If the Employee’s Function is changed or otherwise abrogated within the first twelve months after the effectiveness of this Employment Agreement, the Employee will be assigned a position that shall directly report to the CEO of DSP Group Inc.

The Employee’s field of activity as well as duties and responsibilities are principally the same as his current field of activity as well as duties and responsibilities.

The Company has the right to assign other duties and responsibilities to the Employee which are in accordance with the Employee’s education and knowledge.

2. RELEVANCE OF ARTICLES OF INCORPORATION AND REGULATIONS

The company’s articles of incorporation and regulations, as amended from time to time, shall become an integral part of this Employment Agreement.

3. REPORTING

The Employee shall regularly report to the board of directors of the Company as well as the CEO of DSP Group Inc. Important events which might affect the Company or, as the case may be, DSP Group Inc. as a whole shall be reported without delay to the chairman of the board of directors of the Company as well as the CEO of the DSP Group Inc.

4. CONFLICT OF INTERESTS

The Employee shall not engage in any activities which might lead to a conflict of interests with respect to his position with the Company and/or DSP Group Inc.

In particular, the Employee shall refrain from operating, working for, or participating in any business which competes with the Company and/or DSP Group Inc.

Investments in companies competing or doing business with the Company and/or DSP Group Inc. are subject to the prior consent of the CEO of DSP Group Inc.

5. EFFECTIVE DATE AND TERM

This Employment Agreement shall be subject, as relevant, to the competent authorities issuing the work and residence permits required for the Employee under Swiss law.

The Employee acknowledges and agrees that the effectiveness of this Employment Agreement shall further be subject to the consummation of the Sale Agreement. Upon the consummation of the Sale Agreement, this Employment Agreement shall become effective as of September 1, 2007.

The Employee acknowledges that this Employment Agreement, once having become effective, supersedes all prior employment agreements and, as the case may be, supplemental employment arrangements between the Employee and any company of the NXP B.V. group of companies and/or DSP Group Inc. Upon effectiveness of this Employment Agreement and upon request of the Company and without any further consideration, the Employee shall execute and deliver such documents and take such action as the Company may reasonably request in order to document the termination of all prior employment agreements and, as the case may be, supplemental employment arrangements.

Irrespective anything set forth to the contrary in this Employment Agreement, the Employee’s continuous years of service within the NXP B.V. group of companies and, as the case may be, holiday carry-overs are hereby acknowledged by the Company and shall be respected.

Upon having become effective as set forth in the preceding paragraphs, this Employment Agreement is concluded for an indefinite term.

Upon having become effective and subject to the following sentence, this Employment Agreement may be terminated by either party upon three months’ prior notice, effective as of the end of the month. In case the consummation of the Sale Agreement does not occur within twelve months after the date hereof, this Employment Agreement shall cease to be valid and the parties shall have no rights or obligations whatsoever under this Employment Agreement.

6. WORKING HOURS, PART-TIME ACTIVITIES

The Employee shall devote his full working capacity exclusively to the Company. The weekly working time amounts to 41.0 hours (excluding any working time in advance).

The Employee shall not engage in any professional part-time activities, whether remunerated or not, without prior written consent of the CEO of the DSP Group Inc.

Other part-time activities require the written consent of the CEO of DSP Group Inc. if they involve the use of the Company’s and/or DSP Group Inc.’s infrastructure and/or personnel.

7. SALARY

The gross salary amounts to CHF 312,531.25 per year, payable in 13 monthly installments. The aforementioned amount includes all compensation for overtime.

The Company shall pay to the Employee a one-time additional payment of 80% of his gross yearly salary as set forth in the preceding paragraph (the “Additional Payment”). This Additional Payment shall be paid out as follows:

a.	40% of said gross yearly salary (the “First Additional Payment”) at the end of the first year of service;

b.	10 % of said gross yearly salary at the end of every quarter of the second year of service (such 10% payment (as relevant), the “Second, Third, Fourth or Fifth Additional Payment”).

The First Additional Payment shall only become due if the Employee has not terminated this Employment Agreement during the first year of service under this Employment Agreement or if the Company has not terminated this Employment Agreement during the first year of service under this Employment Agreement for a justified reason for which the Employee is responsible.

The Second, Third, Fourth or Fifth Additional Payment (as relevant) shall only become due if the Employee has not terminated this Employment Agreement during the first, second, third or forth quarter (as relevant) of the second year of service under this Employment Agreement or if the Company has not terminated this Employment Agreement during the first, second, third or forth quarter (as relevant) of the second year of service under this Employment Agreement for a justified reason for which the Employee is responsible.

The following two examples shall illustrate the above arrangement:

Example 1:	If the Employee terminates this Employment Agreement in the first year of service, he is not entitled to any Additional Payment.

Example 2:	If the Employee terminates this Employment Agreement sometime during the second quarter of the second year of service under this Employment Agreement, the Employee is entitled to the First Additional Payment and the Second Additional Payment (which both shall have become due as set forth above). In such a case, the Employee is, however, not entitled to any of the Third, Fourth or Fifth Additional Payment.

8. PERORMANCE BONUS AND ANNUAL BONUS PROGRAM

For the first year of service under this Employment Agreement (and for the first year of service only), the Employee may receive a fully discretional performance bonus (the “Performance Bonus”). The details of the Performance Bonus are to be set forth in a separate agreement to be concluded between the Company and the Employee after this Employment Agreement has become effective.

After the first year of service under this Employment Agreement and instead of, as the case may be, the Performance Bonus as set forth in the preceding paragraph, the Employee shall participate in the Company’s annual bonus program in accordance with the relevant terms and conditions of such program. By signing this Employment Agreement, the Employee confirms to have been orally informed about the principal terms and conditions of such program.

9. STOCK OPTION INCENTIVE PLAN

The Company will recommend to DSP Group Inc.’s Board of Directors that they grant to the Employee, and subject to their approval the Employee will receive, an option to acquire 50,000 shares of DSP Group Inc.’s common stock. The price per share of any approved option shall be the fair market value of the stock at the date of grant. All other details of DSP Group Inc.’s stock option plan will be explained to the Employee shortly after any stock option is approved. The Employee’s entitlement to any stock options that may be approved is, of course, conditioned upon the Employee’s signing of the Stock Option Agreement and is subject to its terms and the terms of DSP Group Inc.’s Employee and Consultant Stock Option Plans under which the option(s) are granted.

10. EXPENSES AND REPRESENTATION ALLOWANCE

The Company shall cover all reasonable expenses (traveling and hotel expenses, expenses for invitations, etc.) which arise in connection with the Employee’s activities for the Company and/or DSP Group Inc.

In addition, the Company shall pay the Employee a blanket representation allowance of EUR 8,370 per year, payable in 4 quarterly installments at the end of the last month of each quarter.

11. COMPANY CAR

During the term of the employment, the Company shall provide the Employee with a company car which is of similar type and size as the current company car which the Employee has available (i.e., Audi A6 4x4 3.0 Au. Sed.). Running costs for private trips shall be borne by the Employee.

12. SOCIAL SECURITY CONTRIBUTIONS

The Employee and the Company shall each pay half of the contributions for AHV (Old Age and Survivors’ Insurance), IV (Invalidity Insurance), EO (Loss of Earnings) and ALV (Unemployment Insurance). The Employee’s contributions are deducted by the Company from his gross salary.

13. PENSION PLAN

The Employee shall participate in the Company’s pension plan. The contributions and the benefits are determined by the rules and regulations in force at any given time of the relevant pension plan. The Employee’s contributions are deducted by the Company from his gross salary.

14. VACATION

The Employee is entitled to 5 weeks of paid vacation (25 working days) per year.

The vacation dates shall be subject to the prior approval of the CEO of DSP Group Inc. as well as the board of directors of the Company, which shall not unreasonably be withheld.

15. CONFIDENTIALITY, TRADE SECRETS

All manufacturing or trade secrets including customer base, technical, organizational and financial information and all other information directly or indirectly related to the business of the Company and/or DSP Group Inc. or to the business of any customer of the Company and/or DSP Group Inc., which is disclosed to the Employee by the Company and/or DSP Group Inc. or any of their respective employees, directors, officers or agents and which the Employee gets acquainted with during the term of this Employment Agreement, shall be treated as confidential information. At all times, both during the employment and after the termination thereof, the Employee shall keep such information secret and shall refrain from disclosing it or using it in any way for his own benefit or for the benefit of any person other than the Company and/or DSP Group Inc.

16. INTELLECTUAL PROPERTY RIGHTS

Inventions, designs, developments and improvements which the Employee makes while performing his employment activity and contractual duties or to which the Employee contributes belong to the Company or, as the case may be, DSP Group Inc., regardless of their protectability.

Inventions and designs which the Employee makes while performing his employment activity but not during the performance of his contractual duties or to which the Employees contributes are assigned to the Company or, as the case may be, DSP Group Inc. without further formalities. The Employee shall inform the Company and DSP Group Inc. of such inventions or designs. The Company shall inform the Employee in writing within six months whether it or, as the case may be, DSP Group Inc. wishes to keep the rights to the invention or the design or to release them to the Employee. In case that the invention or the design is not released to the Employee, the Company shall pay him an appropriate compensation within the meaning of Art. 332 (4) of the Swiss Code of Obligations.

The rights to works of authorship (drafts, models, plans, drawings, texts) which the Employee creates while performing his employment activity, whether during the performance of his contractual duties or not, including the right to uses not yet known at this time, are transferred completely and exclusively to the Company or, as the case may be at the direction of the Company, to DSP Group Inc.

17. NON-COMPETITION

For a period of one year after the termination of this Employment Agreement, the Employee agrees to refrain within any territory and within the cordless and IP terminals business from directly or indirectly engaging himself as owner, partner or employee of any business which competes with the Company and/or DSP Group Inc.

In addition to requesting the payment of any damages incurred by the Company and/or DSP Group Inc., the Company shall have the right to request the termination of any of the Employee’s activities which violate this non-competition covenant.

18. MISCELLANEOUS

Amendments to this Employment Agreement shall only be valid if made in writing.

Upon prior written notice to the Employee, the Company may assign this Employment Agreement to a directly or indirectly wholly-owned affiliate of DSP Group Inc., provided that the Employee’s position is not unreasonably impaired compared to the Employee’s position vis-à-vis the Company under this Employment Agreement and further provided that the Company shall remain jointly and severally liable for the due and punctual performance and observance by such affiliate of its obligations hereunder.

19. APPLICABLE LAW

This Employment Agreement is subject to Swiss law.

20. ANNEXES

The agreements and regulations attached to this Employment Agreement, as amended from time to time, form an integral part of this Agreement.

Date: 3 September 2007	Date: 13 September 2007

The Company:	Employee:

DSP Group Switzerland AG

/s/ Eli Ayalon	/s/ Brian Robertson
Eli Ayalon CEO & Chairman of the Board	Brian Robertson

ANNEXES

1. DSPG – insider trading memo to employees

2. Insider Trading Policy

3. Proprietary Information and Inventions Agreement

4. DSPG Code of Business Conduct